Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Team Financial, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-74424) on Form S-8 of Team Financial, Inc. of our report dated March 22, 2005, with respect to the consolidated statements of financial condition of Team Financial, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Team Financial, Inc.  Our report refers to the sale of Team Insurance Group, Inc. in 2005, and the presentation of the assets, liabilities and results of operations of discontinued operations in the consolidated financial statements.

/S/ KPMG LLP

Kansas City, Missouri
March 30, 2005